Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
KonaRed Corporation:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 17, 2014 relating to our audit of the balance sheet of KonaRed Corporation (the “Company”) as of December 31, 2013, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from January 1, 2013 to December 31, 2013. Our report dated March 17, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

July 3, 2015